SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) February 14, 2002
                                -----------------

                          GIGA INFORMATION GROUP, INC.
              EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER




   Delaware                    File No. 0-21529                 06-1422860
 -----------                   ----------------                 ----------
(State or other                  (Commission                 (I.R.S Employer
jurisdiction or                      File                     Identification
 organization)                      Number)                      Number)


139 Main Street
Cambridge, MA                                                   02142
----------------------------------------                    --------------
(Address of principal executive offices)                      (Zip Code)



Registrant's telephone number, including area code:  (617) 949-4900
                                                     --------------






          (former name or former address, if changed since last report)

Item 9.  Regulation FD Disclosure


                                                (C) 2001 Giga Information Group
                                        Copyright and Material Usage Guidelines


                         NEWS RELEASE

FOR IMMEDIATE RELEASE    FOR INFORMATION CONTACT:
                         INVESTORS                    MEDIA
                         Karen Vahouny                Christina Thirkell
                         Qorvis Communications        Manager, Public Relations
                         kvahouny@qorvis.com          cthirkell@gigaweb.com
                         1 (703) 744-7809             1 (617) 577-4965


  GIGA INFORMATION GROUP REPORTS FINANCIAL RESULTS FOR FOURTH QUARTER AND 2001


                   COMPANY REPORTS DILUTED EPS OF $0.09 IN Q4
               VERSUS $0.09 PER SHARE LOSS IN SAME QUARTER OF 2000


                   SECOND CONSECUTIVE QUARTER OF PROFITABILITY

CAMBRIDGE, Mass. (February 13, 2002) -- Giga Information Group, Inc. (OTC BB:
GIGX) today announced its financial results for the quarter and year ended December 31, 2001. Giga reported net income of $972,000, or $0.09 per diluted share, in the fourth quarter of this year compared to a net loss of $977,000, or $0.09 per diluted share, in the same quarter of last year. Operating income in the 2001 fourth quarter was $1.4 million versus an operating loss of $1.0 million in the comparable quarter of 2000. Total revenues increased 2%, from $16.7 million in the fourth quarter of 2000 to $17.1 million in the same quarter of 2001, with research, advisory and consulting revenues increasing 1.6%, from $15.4 million to $15.7 million, over the same period.

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The earnings improvement was primarily the result of the continuing reduction in the cost of services, which dropped from 42% of revenue in the fourth quarter of last year to 35% in the same quarter of this year, and lower sales and marketing expenses, which dropped from 46% to 34% over the same period. Staff reductions and cost-cutting actions taken in the second, third and fourth quarters contributed to the reduction in both the cost of services and sales/marketing expenses.

The 2001 fourth quarter net income included a writedown of assets and other charges of $1.0 million, primarily associated with Giga's operations in Israel. These charges were offset by an adjustment to accrued restructuring costs of $203,000 mainly due to favorable settlements of Giga's contractual obligations and the reversal of $183,000 for previously recognized stock compensation expenses. Operating income would have been $1.8 million adjusting for these special items, and net income would have been $1.6 million, or $0.14 per diluted share, in the fourth quarter of 2001.

According to Robert Weiler, chairman and chief executive officer of Giga Information Group, "The final quarter of 2001 reflected the full impact of the actions we took in the summer and fall timeframe to streamline our operations and achieve a profitable business model. Giga not only achieved earnings per share of $0.09 in the fourth quarter, but we exceeded our target range of $0.05 to $0.07 per share. We now have reported two consecutive profitable quarters and achieved revenue growth in an extremely difficult year. Our financial performance reflects our resiliency, our focus, and an extraordinary team effort by the Giga team."

He noted, "The power of our analyst base, in combination with the dramatic usage of the GigaWeb delivery model, has created a solid, loyal customer following. Our consulting `point' products, notably Total Economic Impact(TM) (TM) and Web Site Scorecard(TM), have diversified and extended our reach. We start 2002 on solid footing, and with an improving economy and increased IT spending, I am confident that we'll meet or exceed our forecast for the coming year."

INVESTOR CONFERENCE CALL

Giga plans to hold its investor conference call at 10 a.m. Eastern Daylight Time on Thursday, February 14, 2002, to review the financial performance for fourth quarter and 2001, and to discuss its future outlook. The investor call will be accessible via webcast; click on the investor information section of Giga's web site (www.gigaweb.com).

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
2001 FINANCIAL RESULTS

Revenues were $69.8 million for 2001, an increase of 1.5% compared to prior year revenues of $68.7 million. Research, advisory and consulting revenues grew 6% over the same period, from $61.7 million to $65.4 million.

Cost of services as a percentage of revenues decreased from 45% in 2000 to 40% in 2001. Sales and marketing expenses dropped from 46% of revenues to 40% of revenues over the same period. The growth in revenues, and more significantly the reduction in cost of services and sales and marketing expenses, resulted in a 77% drop in operating losses -- from $8.3 million in 2000 to $1.9 million in 2001. The net loss dropped from $8.2 million, or $0.80 per share, to $2.4 million, or $0.23 per share, over the same period - a 70% decrease.

The 2001 net loss included the previously discussed $1.0 million asset writedown and other charges for Giga's operations in Israel, as well as restructuring costs of $1.3 million for staff reductions and the cancellation of a facility expansion project. These charges were offset by a non-recurring benefit of $569,000 relating to an adjustment of commission expenses and the $183,000 reversal of stock compensation expenses, mentioned earlier. The 2000 net income included $253,000 of restructuring charges. Adjusted for these special items in both years, Giga's net loss in 2001 would have been $850,000, or $0.08 per share, compared to a net loss of $8.0 million, or $0.78 per share, for the prior year.

Giga reported that its revenue run rate at December 31, 2001, was approximately $73.8 million compared to approximately $75.3 million at the end of last year, or a 2% decrease. Giga has defined revenue run rate as its Annualized Value plus the previous 12 months' revenues from services not included in Annualized Value, primarily events and services such as Web Site ScoreCard and Total Economic Impact(TM). Annualized Value is the cumulative annualized subscription value of Giga's advisory services contracts in effect at any given point in time.

2001 HIGHLIGHTS

o Giga launched a new advisory product called ForSITE(TM) in the summer. ForSITE(TM) is a customized product targeted at helping CIOs increase their effectiveness. Forty-eight members signed up for ForSITE(TM) during the seven months after the launch of the product, with nearly $1.0 million in bookings generated during the period.


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
o Giga's Total Economic Impact(TM) (TEI) product, which helps companies measure and communicate the value of information technology, attracted 34 customers and generated $2.2 million in bookings in 2001.

o Web Site Scorecard(TM)had 55 clients in 2001, up 17% compared to last year. Total bookings in 2001 were $1.3 million.

o Giga achieved a client retention rate of 83% compared to 85% in the final quarter of last year. On an annual basis, client retention was 82% in 2001 versus 84% in 2000.


OUTLOOK

According to Weiler, "Our customer retention rate is substantially higher than that of our competitors. This is especially gratifying in light of the difficulties faced by IT companies and research/advisory firms in 2001. It's clear that the tactical, results-oriented orientation of our research is proving its value in this economy. For instance, Giga's Total Economic Impact(TM) product is the right product at the right time, and customer response has been dramatic. Our security analysts have chaired and contributed to major national security conferences and are frequently quoted in the major national and business press. Our customer conferences have been extremely successful, in the U.S. and abroad."

He explained, "As we assess the industry and review our customers' key technology issues and spending priorities, it appears that IT budgets are showing some early signs of improvement. It is now time to reinvest in the business and to capitalize on an improving market for our research, advisory and consulting services. Without this investment, profitability and revenue growth will not be maintained. Employee retention, new product development, sales and marketing programs must be nurtured.

"As a result, we have developed a financial plan that responds to the anticipated customer demand for our services. We will invest in future revenue growth, while still attaining a healthy profit target."

For 2002, Giga's forecast includes:

o     Revenues that are fairly flat compared to 2001

o Quarterly revenues starting to increase in the fourth quarter, as a result of the additional investments


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
o     Positive operating cash flow for the year

o Fully diluted earnings per share of between $0.04 and $0.06 for the first quarter of 2002

o     Fully diluted earnings per share of between $0.17 to $0.19 for the year.


Giga's future outlook is based on current expectations and is being provided so that Giga can discuss its future outlook during its upcoming investor conference call and with investors, potential investors, the media, financial analysts and others. Giga's forecast is subject to the paragraph at the end of this press release and assumes that none of the factors mentioned in that paragraph will have a negative impact on expected results.

ABOUT GIGA INFORMATION GROUP

Giga Information Group is a leading global technology advisory firm that provides objective research, pragmatic advice, and personalized consulting. Emphasizing close interaction between analysts and clients, Giga enables companies to make better strategic decisions that maximize technology investments and achieve business results. Founded in 1995, Giga is headquartered in Cambridge, Mass. For additional information, visit www.gigaweb.com.


--------------------------------------------------------------------------------


                           FORWARD LOOKING STATEMENTS

Statements that are not historical fact may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical facts, but rather reflect Giga's current expectations concerning future events and results. Giga generally uses the words "believes," "expects," "intends," "plans," "anticipates," "likely," "will" and similar expressions to identify forward-looking statements. Such forward looking statements, including those concerning Giga's expectations, involve known and unknown risks, uncertainties and other factors, some of which are beyond Giga's control, which may cause Giga's actual results, performance or achievements, to be materially different from any future results, performance, or achievements expressed or implied by such forward looking statements. In evaluating such statements as well as the future prospects of Giga, specific consideration should be given to various factors including the following: Giga's prior history of losses; Giga's need to attract and retain qualified personnel; Giga's dependence on sales of subscription-based services; Giga's ability to achieve and sustain high renewal rates; Giga's ability to manage and sustain growth; Giga's future capital needs and the risks of working capital deficiency; Giga's dependence on key personnel; competition from other companies including those with greater resources than Giga; the risks associated with the development of new services and products; the potential for significant fluctuations in quarterly operating results; continued market acceptance of and demand for Giga services; uncertainties relating to proprietary rights; Giga's dependence on the Internet infrastructure; the risk of system failure; the risks related to content; the risks associated with international operations; and other risks as detailed from time-to-time in Giga's filings with the Securities and Exchange Commission. Giga undertakes no obligation to update any forward-looking statements as a result of new information, unanticipated events, or otherwise.


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

Giga Information Group, Inc.

CONSOLIDATED OPERATING RESULTS
    (in thousands, except share and                   Quarter Ended December 31,         Year Ended December 31,
                                                  ------------------------------      -------------------------------
       per share data)                                      (unaudited)
                                                      2001            2000                 2001            2000
                                                  --------------  --------------      ---------------  --------------
Revenues:
    Research, advisory and consulting                  $ 15,653        $ 15,410             $ 65,379        $ 61,737
    Other, principally events                             1,447           1,327                4,379           6,986
                                                  --------------  --------------      ---------------  --------------
       Total revenues                                    17,100          16,737               69,758          68,723
                                                  --------------  --------------      ---------------  --------------

Costs and expenses:
    Cost of services                                      5,957           7,017               27,648          30,654
    Sales and marketing                                   5,854           7,752               28,092          31,923
    Research and development                                255             234                1,102           2,174
    General and administrative                            2,127           1,892                9,054           9,084
    Impairment and other charges                            844               -                  844               -
    Restructuring charge                                   (203)            (47)               1,329             253
    Depreciation and amortization                           908             889                3,576           2,924
                                                  --------------  --------------      ---------------  --------------
       Total costs and expenses                          15,742          17,737               71,645          77,012
                                                  --------------  --------------      ---------------  --------------

Income (loss) from operations                             1,358          (1,000)              (1,887)         (8,289)
                                                  --------------  --------------      ---------------  --------------

Interest income                                              11              19                   86             243
Interest expense                                           (104)            (37)                (293)             20
Other expense                                              (164)              -                 (164)              -
Foreign exchange (loss)/gain                                (15)             41                 (103)           (231)
Minority interest                                            46               -                   66               -
                                                  --------------  --------------      ---------------  --------------

Income (loss) from operations before income taxes         1,132            (977)              (2,295)         (8,257)
Income tax provision/(benefit)                              160               -                  140             (25)
                                                  --------------  --------------      ---------------  --------------

Net income (loss)                                         $ 972          $ (977)            $ (2,435)       $ (8,232)
                                                  ==============  ==============      ===============  ==============

Earnings (loss) per common share
       Basic                                             $ 0.09         $ (0.09)             $ (0.23)        $ (0.80)
       Diluted                                           $ 0.09         $ (0.09)             $ (0.23)        $ (0.80)

Weighted average common shares outstanding
       Basic                                         10,660,572      10,438,604           10,572,594      10,270,695
       Diluted                                       11,431,172      10,438,604           10,572,594      10,270,695


CONDENSED CONSOLIDATED BALANCE SHEET DATA
    (in thousands, except share data)                             December 31,           December 31,
                                                                      2001                  2000
                                                                ----------------      -----------------

Assets
    Cash and cash equivalents                                           $ 1,118              $ 1,640
    Restricted cash                                                          57                    -
    Accounts receivable, net                                             19,007               21,800
    Unbilled accounts receivable                                          5,588                5,886
    Total current assets                                                 29,956               35,378
    Restricted cash                                                         620                  681
    Unbilled accounts receivable                                          1,399                  580
    Property and equipment, net                                           5,770                6,375
    Total assets                                                         39,756               44,284

Liabilities and Stockholders' Deficit
    Accounts Payable                                                    $ 3,841              $ 4,337
    Deferred revenues - current                                          36,601               39,234
    Accrued and other current liabilities                                 7,593                9,669
    Debt, current portion                                                 2,832                1,489
    Total current liabilities                                            50,867               54,729
    Total liabilities                                                    53,145               55,826
    Total stockholders' deficit                                         (13,389)             (11,542)
    Total liabilities and stockholders' deficit                          39,756               44,284

Common stock issued and outstanding                                  10,666,021           10,464,741

                                       ###

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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   GIGA INFORMATION GROUP, INC.

                                   By: VICTORIA M. LYNCH
                                       ---------------------------------
                                       Victoria M. Lynch
                                       Senior Vice President and
                                       Chief Financial Officer

Date: February 14, 2002





















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